Exhibit 10.64

AMENDMENT TO AGREEMENT

This Amendment to Agreement (the “Amendment”) is dated as of September 12, 2013, and amends the Agreement (the “Agreement”) dated August 9, 2013 by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES”) IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”) (IRSA participates solely for purposes of Sections 1 and 5(e) of the Agreement) and Supertel Hospitality, Inc., a Virginia corporation (the “Company” and, together with RES and IRSA, the “Parties” and any of them individually, a “Party”). Defined terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Parties entered into the Agreement with respect to matters related to the Offering; and

WHEREAS, certain additional agreements among RES and the Company are required for listing purposes of the Nasdaq Global Market.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby amend the Agreement as follows:

1.	Section 4 of the Agreement is amended in its entirety as follows:

“4.	Additional Warrants.

(a) Number of Additional Warrants. If RES converts Series C Preferred Stock into shares of common stock pursuant to Section 2 of this Agreement, then the Company will issue additional Warrants to RES as follows:

(i) if RES does not convert shares of Series C Preferred Stock then the Company will not issue any additional Warrants to RES;

(ii) if RES converts 2,000,000 shares of Series C Preferred Stock, then the Company will issue additional Warrants to RES exercisable to purchase up to 2,500,000 shares of common stock;

(iii) the Exercise Price of the additional Warrants shall be 110% of the lesser of the per share public offering price in the Offering or the Conversion Price as adjusted for the Offering and Reverse Stock Split;

(iv) the Termination Date (as that term is defined in the Warrants) of the additional Warrants shall be five years after the date of the consummation of the Offering; and

(v) the provision in the prior Warrants with respect to the adjustment of the Exercise Price in the event of the adjustment of the Conversion Price of the Series C Preferred Stock shall not be included in the provisions of the additional Warrants.

(b) No Amendment of Prior Warrants. The prior Warrants shall not be amended as previously provided in Section 4(b) if the New Warrants are issued, and for clarity, the provision of the prior Warrants with respect to adjustment of the Exercise Price in the event of the adjustment of the Conversion Price of the Series C Preferred Stock is not deleted.”

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

REAL ESTATE STRATEGIES L.P.

By:	JIWIN S.A.
General Partner

/s/ Daniel Elsztain (/s/ Jose Luis Rinaldini, Attorney)

IRSA Inversiones y Representaciones Sociedad Anónima

By:	/s/ Fernando Elsztain (/s/ Mariano Mitelman, Attorney)

SUPERTEL HOSPITALITY, INC.

By:	/s/ Kelly A. Walters
Name: Kelly A. Walters Title: Chief Executive Officer

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